Exhibit 10.36

CONFIDENTIAL

COMMERCIALIZATION AND TECHNOLOGY LICENSE AGREEMENT

IV TRIFERIC®

This COMMERCIALIZATION AND TECHNOLOGY LICENSE AGREEMENT (the “AGREEMENT”) is executed as of October 7, 2018 (“EFFECTIVE DATE”) by and between Charak, LLC, whose legal address is 2505 Seascape Drive, Las Vegas, Nevada 89128, Dr. Ajay Gupta, an individual, having a principle residence at 2505 Seascape Drive, Las Vegas, Nevada 89128 (hereafter “DR. GUPTA”) (DR. GUPTA and Charak, LLC are collectively herein “CHARAK”), and Rockwell Medical, Inc., having a principal place of business at 30142 Wixom Road, Wixom, Michigan 48393 (“RM” or “ROCKWELL”). CHARAK and ROCKWELL are each a “PARTY” and collectively the “PARTIES.” The PARTIES hereby agree as follows:

1.         BACKGROUND

1.1       DR. GUPTA is the sole owner of Charak LLC. CHARAK owns inter alia certain patent rights, trade secrets, know how, and other proprietary information and technology related to the  use of soluble ferric pyrophosphate (“SFP”) including for use in management of iron disorders including preventing and treating medical conditions such as absolute or functional iron deficiency and iron deficiency anemia.

1.2       ROCKWELL wishes to acquire a license from CHARAK for CHARAK TECHNOLOGY for the purpose, inter alia, of undertaking commercializing, within the LICENSED TERRITORY, certain intravenous (“IV”) delivered products incorporating SFP including those for replacement/maintenance of iron, management of iron disorders,  preventing and treating medical conditions such as absolute or functional iron deficiency and iron deficiency anemia in any and all indications where SFP delivered by IV, may be useful.

2.         DEFINITIONS

2.1       “ADDITIONAL ROYALTY” or “ADDITIONAL ROYALTIES” shall have the meaning set forth in Article 5 of this AGREEMENT.

2.2       “AFFILIATE” means any individual or entity that, directly or indirectly, CONTROLS, is CONTROLLED by, or is under common CONTROL of the concerned PARTY. All such individuals or entities of ROCKWEL are herein referred to as “RM AFFILIATE” on the one hand; or in case of DR. GUPTA and/or CHARAK are herein referred to as “CHARAK AFFILIATE” on the other, as the case may be. For the purposes of this definition, “CONTROL”, when used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise; and the terms “CONTROLLING” and “CONTROLLED” have correlative meanings.

Confidential

TRIFERIC® IV Agreement

2.3       “CHARAK KNOW HOW” refers to KNOW HOW possessed or controlled or developed by Dr. GUPTA or CHARAK as of the EFFECTIVE DATE.

2.4       “CHARAK PATENT RIGHTS” means the patent applications and patents listed in Appendix A; and continuing applications thereof including divisions, substitutions, extensions and continuation-in-part applications; any patents issuing on said applications or continuing applications including reissues and re-examined applications and any corresponding foreign patents or applications; as well as any patent term extensions or adjustments thereof; to the extent the above covers or applies to LICENSED PRODUCTS.

2.5       “IMPROVEMENT PATENT RIGHTS” means any patent applications filed by CHARAK after the EFFECTIVE DATE or patents granted on such applications which are substantially based on or a result/improvement of or consequential to the CHARAK TECHNOLOGY.

2.6       “CHARAK TECHNOLOGY” means subject matter disclosed, described or claimed in CHARAK PATENT RIGHTS and CHARAK KNOW HOW that has been documented prior to the EFFECTIVE DATE.

2.7       “FDA” means the United States Food and Drug Administration or any foreign equivalent regulatory authority.

2.8       “FIRST COMMERCIAL SALE” means the first sale or transfer for value of any LICENSED PRODUCTS by ROCKWELL or a SUBLICENSEE in any territory, following approval of its marketing by the FDA applicable to that territory. When governmental approval is not required, FIRST COMMERCIAL SALE means the first sale in that territory.

2.9       “INFORMATION” means ideas, inventions, discoveries, concepts, formulas, practices, procedures, software (including any original source code), firmware, protocols, processes, methods, knowledge, trade secrets, technology, designs, drawings, software, hardware, code (including source and object code) skill, show-how, experience, documents, apparatus, prototypes, results, strategies, reference standards, data (including without limitation toxicological and clinical data, data generated from activities, analytical and quality control data, regulatory data and filings, manufacturing batch records, standard operating procedures and manufacturing data,  market data, financial data), devices, recipes, assays, specifications, techniques, product samples and other samples, biological, physical and chemical materials and compounds, and the like, in written, electronic or other form, whether or not patentable.

2.10     “KNOW-HOW’’ shall mean documented INFORMATION, related to the class of complex iron salts referred to generically as soluble ferric pyrophosphate (SFP), including but not limited to a specific species referred to as ferric pyrophosphate citrate (Triferic®), their actual and potential uses, such iron salts collectively being referred to as “SFP” henceforth; such as for example information and technology, including medical and scientific information, clinical and other information, submissions, and records relating to FDA approval, processes, methods, technical know-how and information attributable to and known by DR. GUPTA personally and not as an employee of ROCKWELL, and that which has been developed by CHARAK on the basis of such information and technology including confidential and trade secret information, and associated rights and tangible property all relating inter alia to the iron salt(s), especially ferric pyrophosphate and pharmaceutically acceptable salts thereof, their uses and methods of delivery, both actual and potential.

2.11     “LICENSED FIELD OF USE” is limited to only IV formulations of SFP and IV formulations of specific species of SFP, and indications treated by such IV formulations of SFP and its specific species. For clarity, the LICENSED FIELD OF USE expressly excludes non-IV formulations for instance delivery of SFP via a dialysate solution which is the subject of the 2002 AGREEMENT as amended. SFP formulations for other modes of delivery, e.g., transdermal, shall require additional licenses, which the PARTIES shall negotiate in good faith should the occasion arise; and ROCKWELL shall have no implied or actual license or other right to exploit or commercialize any non-IV formulations for delivery of SFP through any such other modes of delivery which are based in any manner upon CHARAK TECHNOLOGY.

2.12     “LICENSED PRODUCTS” means all compositions of matter, formulations, articles of manufacture, materials, and products using, including, comprising or incorporating SFP or any specific species thereof, including generics, in the LICENSED FIELD OF USE that incorporate the CHARAK TECHNOLOGY.

2.13     “LICENSED TERRITORY” means worldwide.

2.14     “NET SALES” means the gross invoice price charged, and the value of non-cash consideration owed, to ROCKWELL or a SUBLICENSEE for any SALES of  LICENSED PRODUCTS, less the sum, if not previously deducted and in accordance with United States generally accepted accounting principles (GAAP), of the following reasonable, actual and customary deductions where applicable:

(i)      cash, trade or quantity discounts;

(ii)    sales, use, customs, tariff, import/export duties, value-added taxes assessed, government charges or fees, or other excise taxes when included in gross sales but excluding all income taxes;

(iii)   packaging, shipping, freight, insurance, and transportation charges including distribution costs paid to distributors and third parties, including third-party logistics providers; and

(iv)    allowances or credits to customers because of rejections, rebates, returns, chargebacks, recalls or corrective action.

When dealing with a SUBLICENSEE in any territory, ROCKWELL will endeavor to use this same definition of NET SALES so as to facilitate accounting allowances granted to CHARAK.

Notwithstanding the foregoing, NET SALES shall not include, and shall be deemed zero with respect to,

(i)     the free distribution of reasonable quantities of promotional samples of LICENSED PRODUCTS;

(ii)    LICENSED PRODUCTS reasonably provided for FDA-registered clinical trials or non-commercial charitable or compassionate use purposes; or

(iii)   shop rights to use the CHARAK TECHNOLOGY granted to Henry Ford Health Systems, Inc. (HFHS) within the HFHS System, but not for sale outside the HFHS System.

2.15     “PATENT ACTION” means the preparation, filing, prosecution and maintenance of any patent applications and/or patents in the CHARAK PATENT RIGHTS.  Prosecution includes, but is not limited to, reexaminations, interferences, oppositions, and any other ex parte or inter partes matters originating in a foreign or domestic patent office.

2.16     “SALE” means the act of selling, leasing or otherwise transferring, providing, or furnishing a product or service in the context of and pursuant to an arms-length negotiation for the same and where price so arrived is the sole consideration for such sale, lease or transfer, between ROCKWELL (or SUBLICENSEE as applicable) and a THIRD PARTY provided ROCKWELL (or SUBLICENSEE) does not have any other agreement or arrangement with, or any economic or other value rights in, such buyer, lessee or transferee or in relation to CHARAK TECHNOLOGY or otherwise, directly or indirectly. Correspondingly, “SELL” means to make or cause to be made a SALE, and “SOLD” means to have made or caused to be made a SALE.

In case a SALE to a THIRD PARTY is either on a basis/terms which is not arms-length, or arms-length price is not the sole consideration or ROCKWELL (or SUBLICENSEE as the case may be) has any other agreement or arrangement or economic or other valuable rights with or in the THIRD PARTY buyer, lessee or transferee, then such THIRD PARTY shall be deemed a SUBLICENSEE for the purposes of this AGREEMENT and ROCKWELL shall be liable to pay to CHARAK the SUBLICENSE FEES (not Royalty) as set forth in Section 5.4.

2.17     “SUBLICENSEE” means (i) any THIRD PARTY to whom ROCKWELL directly or indirectly (including the grant through or by a SUBLICENSEE) has granted or grants any rights under, based upon or inclusive of CHARAK TECHNOLOGY or (ii) any THIRD PARTY with whom ROCKWELL directly or indirectly (including through or by a SUBLICENSEE), has secured or may secure, a contract for use of or in any manner connected to CHARAK TECHNOLOGY or (iii) any THIRD PARTY to whom ROCKWELL SELLS LICENSED PRODUCTS on a basis that is not arms-length basis or (iv) any THIRD PARTY with whom ROCKWELL has an agreement or arrangement with, or economic or other valuable rights in, such THIRD PARTY or in relation to CHARAK TECHNOLOGY or otherwise, directly or indirectly.

However an entity or person to whom ROCKWELL or a SUBLICENSEE only SELLS LICENSED PRODUCTS entirely on an arms-length basis and price is the sole consideration therefor, for purposes of distribution of the LICENSED PRODUCTS in the normal course of business (DISTRIBUTORS), then such entity or person shall not be included in the definition of SUBLICENSEE and for such SALES to DISTRIBUTORS a Royalty (not SUBLICENSE FEES) shall be payable to CHARAK as per Section 5.2.

2.18     “SUBLICENSE INCOME” shall mean any and all cash and non-cash consideration including but not limited to royalties, license (e.g., upfront or maintenance) fees, lumpsum payments (payable one time or in installments) milestones including developmental milestones, revenue milestones or any other milestone payments, and rebates, received during the Term by ROCKWELL from a SUBLICENESEE in consideration for any rights under or access to or contracts secured for use of or in any other manner connected to CHARAK TECHNOLOGY or SALES of LICENSED PRODUCTS. If ROCKWELL is entitled to receive any non-cash consideration, directly or indirectly, constituting SUBLICENSE INCOME, then ROCKWELL shall ensure the transfer of, or sharing of, such non-cash consideration with CHARAK, on the same basis in terms of percentage and/or in the same proportion (if it were cash consideration) shall have been payable to CHARAK herein, as soon as reasonably practical after receipt by ROCKWELL unless CHARAK and ROCKWELL have agreed in advance, in good faith to the fair market valuation of such consideration in cash, and ROCKWELL compensates CHARAK in cash, within the time lines, or periodically, as may be so agreed in advance, in lieu of the non-cash consideration entitlement of CHARAK. For avoidance of doubt, if an agreement between ROCKWELL and a THIRD PARTY defines “transfer price” to include or subsume a royalty, license fee, lumpsum payment, milestone, or rebate, then such royalty, license fee, lumpsum payment, milestone, or rebate shall be included in the SUBLICENSE INCOME.  However, the SUBLICENSE INCOME does not include any consideration of manufacturing costs or transfer price itself.

2.19     “TERM” shall have the meaning set forth in Article 9 of this AGREEMENT.

2.20     “THIRD PARTY” refers to any natural or legal person or entity that is not a RM AFFILIATE or a CHARAK AFFILIATE, including but not limited to for example, an individual, corporation, joint-venture, trust, business, association, partnership, sole proprietorship, unincorporated organization, governmental authority, pool, syndicate and the like, including any other juristic person or entity of whatsoever nature; and the term THIRD PARTY shall include such THIRD PARTY’s AFFILIATES.

2.21     “VALID CLAIM” refers to any claim in an issued and unexpired patent of the CHARAK PATENT RIGHTS worldwide in any territory, that a FDA-approved indication of LICENSED PRODUCT would infringe, but for this AGREEMENT, in accordance with the relevant patent laws related to patent infringement in said territory. Such a claim in the CHARAK PATENT RIGHTS will be presumed valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken in the relevant territory.

3.         GRANT

3.1       Subject to the terms and conditions set forth in the AGREEMENT, CHARAK hereby grants and ROCKWELL hereby accepts an exclusive, sublicenseable, royalty-bearing license for use of CHARAK TECHNOLOGY to make, have made, use, offer for SALE, export, import, and SELL LICENSED PRODUCTS, in the LICENSED FIELD OF USE in the LICENSED TERRITORY during the TERM.

3.2       CHARAK grants ROCKWELL no licenses, or tangible or intangible rights with regard to the CHARAK TECHNOLOGY and the LICENSED PRODUCTS other than those expressly described in this AGREEMENT.

4.         SUBLICENSES

4.1       CHARAK grants to ROCKWELL the right to sublicense through one or more SUBLICENSEES its rights under Section 3.1 to THIRD PARTIES provided that:

(a)        ROCKWELL notifies CHARAK of each sublicense granted hereunder and provides CHARAK a full unredacted copy of each such sublicense agreement (which shall include any and all agreements signed with the SUBLICENSEE reflecting any consideration associated with the LICENSED PRODUCTS) within thirty (30) days of its execution;

(b)        Upon termination of this entire AGREEMENT for any reason, all sublicenses that are granted by ROCKWELL pursuant to this AGREEMENT and where the SUBLICENSEE is in compliance with its respective sublicense agreements of the date of such termination will remain in effect and shall be assigned to CHARAK, except that CHARAK will not be bound to perform any duties or obligations set forth in any such sublicenses that extend beyond the duties and obligations of CHARAK set forth in this AGREEMENT, and ROCKWELL shall cause the completion of assignment in favor of CHARAK if and as may be required by CHARAK on the aforesaid basis within thirty (30) days of demand by CHARAK; and

(c)        That any sublicense granted by ROCKWELL shall be contingent upon the TERM of this AGREEMENT and shall be consistent with (for example with respect to record keeping in Article 7 and the definition of NET SALES) and shall not exceed the scope of this AGREEMENT in any manner. For clarity, to the extent there is an inconsistency between any sublicense and this Agreement, this Agreement shall take precedence and control.

4.2       Notwithstanding the right to sublicense set forth in Section 4.1, ROCKWELL affirmatively covenants not directly or indirectly grant or purport to grant any sublicense to any THIRD PARTY in which ROCKWELL has an ownership or financial interest without full disclosure to CHARAK of the nature of such interests.

5.         LICENSE FEES and SUBLICENSE FEES

5.1       ROCKWELL shall execute and fully comply with all of its legal and financial obligations under the MASTER AGREEMENT. Failure to do so shall constitute a material breach of this AGREEMENT.

5.2       ROCKWELL shall be liable for and shall pay to CHARAK royalties on any NET SALES by ROCKWELL (for clarity it is agreed that RM shall be liable for and shall pay to CHARAK royalties on any NET SALES by RM AFFILIATES to the extent CHARAK does not receive the same from such AFFILIATE) of LICENSED PRODUCTS, and according the following percentages:

(a)        From the EFFECTIVE DATE until December 31, 2021: ten percent (10%) of NET SALES by ROCKWELL;

(b)        From January 1, 2022 until February 1, 2034:

(i)   A  “BASE ROYALTY” of five percent (5%) of NET SALES by ROCKWELL, and

(ii)  An “ADDITIONAL ROYALTY” of five percent (5%) of NET SALES by ROCKWELL during the TERM of a VALID CLAIM of any CHARAK PATENT RIGHT, on a country by country basis, until expiration or other termination, whichever is later, of a VALID CLAIM.

5.3       If any patented claim included within the CHARAK PATENT RIGHTS expires or is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligation to pay ADDITIONAL ROYALTIES based on such patent will cease as of the date of such expiration or final decision, subject to the other terms and conditions of this AGREEMENT. ROCKWELL will not, however, be relieved from paying any ADDITIONAL ROYALTIES that accrued before the effective date of such expiration or decision for the non-CHARAK PATENT RIGHTS licensed in this AGREEMENT, including, without limitation, the CHARAK KNOW HOW.

5.4       ROCKWELL shall pay to CHARAK an amount equal to twenty five percent (25%) of the SUBLICENSE INCOME from any SUBLICENSEE, worldwide including the US, and on a country-by-country basis, (“SUBLICENSE FEE”) during the TERM of the AGREEMENT.

SUBLICENSE FEE FLOOR: In no event shall such SUBLICENSE FEE be less than two percent (2%) of the NET SALES of the LICENSED PRODUCTS by a SUBLICENSEE in jurisdictions where there exists a VALID CLAIM and one percent (1%) of NET SALES of a SUBLICENSEE in jurisdictions where there exists no VALID CLAIM; on a country-by-country basis.  For avoidance of doubt, SUBLICENSEES NET SALES shall be determined as defined in Section 2.14, regardless of how such term or a similar term is defined in any SUBLICENSE agreement.

5.5       Any payments/non-cash considerations due CHARAK hereunder, such as but not limited to royalties, license fees, and SUBLICENCE FEES accruing to CHARAK will be paid to/transferred to/shared with CHARAK quarterly within sixty (60) days after the end of each calendar quarter that such payment or consideration is received by ROCKWELL. Any and all such payments/non-cash considerations shall be made/transferred/shared by RM unless agreed upon by CHARAK in writing.

5.6       Payments due for SALES occurring in any country outside the United States may otherwise be reduced by any documented and lawful taxes, fees, or other lawful charges imposed by the government of such country on the remittance of royalty or license income.

5.7       Royalty Stacking.  If a license to a THIRD PARTY’s patent or patent application is required and necessary in order to make or sell a combination product (as defined by the U.S. FDA) that includes a LICENSED PRODUCT, ROCKWELL may deduct an amount, up to 50 percent (50%) of the royalties actually paid to such THIRD PARTY under such license to such LICENSED PRODUCT from the royalty payments and license fees due CHARAK with respect to such LICENSED PRODUCT; provided, however, that in no event shall the amounts payable to CHARAK under Sections 5.3 and 5.4 in any calendar quarter be reduced by more than the said 50 percent (50%). ROCKWELL will use reasonable commercial efforts to ensure that any license from a THIRD PARTY will be assumable or assignable to CHARAK upon termination of this AGREEMENT for any reason.

5.8       It is the intent of the Parties that ROCKWELL shall make payment to CHARAK of LICENSE FEES and SUBLICENSE FEES as set forth in this Article 5 by and through February 1, 2034 for all SALES of LICENSED PRODUCTS in the LICENSED TERRITORY. Said payment of LICENSE FEES and SUBLICENSE FEES shall survive any termination of this AGREEMENT prior to the expiration of the TERM of this AGREEMENT as set forth in Article 9.

5.9       No additional license fee or sublicense fee will be due to CHARAK for any IMPROVEMENT PATENT RIGHT. To the extent that CHARAK obtains an IMPROVEMENT PATENT RIGHT during the TERM of this AGREEMENT, CHARAK grants to ROCKWELL fully paid up irrevocable sub-licenseable worldwide rights consistent with Section 3.1 subject to reversion to CHARAK under Section 10.4.

6.         COMMERCIAL DILIGENCE

6.1       ROCKWELL, upon execution of this AGREEMENT, will use reasonable commercial efforts to proceed with the development, manufacture, and SALE of LICENSED PRODUCTS.  Such diligence shall be met by ROCKWELL upon achieving the following objectives to develop (complete required clinical trials and meet requirements for regulatory submissions) and commercialize (initiate product sales) of Licensed Product in three of the four major geographies (United States, Europe, Japan and Asia) (“Major Markets”) within 5 years of the effective dates:

(a)        Within one (1) year of EFFECTIVE DATE:

(i)   initiate required clinical trial(s) for regulatory approval in one Major Markets, and

(ii) complete regulatory submission in one Major Market.

(b)        Within two (2) years of the EFFECTIVE DATE:

(i)   initiate required clinical trial(s) for regulatory approval in two Major Markets.

(c)        Within three (3) years of the EFFECTIVE DATE:

(i)   complete required clinical trials for regulatory submission in two Major Markets, and

(ii) complete regulatory submission in a 2nd Major Market.

(d)        Within four (4) years of the EFFECTIVE DATE:

(i)   complete required clinical trials for regulatory submission in three Major Markets.

(e)        Within five (5) years of the EFFECTIVE DATE:

(i)   use all reasonable commercial efforts to ensure product sales of LICENSED PRODUCTS in three of four Major Markets.

For the purpose of this Section 6.1, “Europe” shall mean at least two countries selected from Germany, France, England, Spain or Italy; and “Asia” shall mean one of China, Korea, Malaysia and Thailand.

6.2       If LICENSEE is unable to meet any of its diligence obligations set forth in Paragraph 7.1, ROCKWELL will so notify CHARAK of failure to perform.  ROCKWELL will have the right and option to extend all of the target dates for a period of one (1) year upon the payment of two hundred fifty thousand dollars  ($250,000) within thirty (30) days of any target date.  ROCKWELL may further extend all of the target dates for a second time for another one (1) year extension upon payment of an additional two hundred fifty thousand dollars  ($250,000).  Beyond this, additional extensions may be granted only by mutual written agreement of the Parties to this AGREEMENT.  These payments are in addition to the any other payments specified in Article 5.

6.3       Until termination or expiration of the AGREEMENT, CHARAK or any entity working on its behalf, will not seek to obtain FDA approval for, commercialize, or sell any LICENSED PRODUCT unless agreed to by ROCKWELL, at its sole discretion, in writing.

7.         REPORTS

7.1       After execution of this AGREEMENT, ROCKWELL will make quarterly reports to CHARAK within sixty (60) days after the execution and thereafter for quarters ending March 31, June 30, September 30, and December 31, of each year.  Each such report will include at least the following:

(a)        The quantity of LICENSED PRODUCTS SOLD by ROCKWELL or SUBLICENSEE;

(b)        The amount of SUBLICENSE INCOME received/receivable pursuant to Section 5.4;

(c)        The amount of NET SALES pursuant to Section 5.4 and the amount as per SUBLICENSE FEE FLOOR; and

(d)        Total royalties, license fees, transfer prices, and SUBLICENSE FEES (with applicable SUBLICENSE FEE FLOOR) due and payable to CHARAK.

7.2       If no SALES have occurred during the report period, a statement to this effect is required in the report for that period.

8.         BOOKS AND RECORDS

8.1       ROCKWELL will keep and require that SUBLICENCEES keep full, true, and accurate records containing all particulars that may be necessary for the purpose of showing the amount of royalties and all other amounts in an itemized manner, payable to CHARAK, and ROCKWELL and SUBLICENSEE compliance with other obligations under this AGREEMENT. ROCKWELL and SUBLICENSEE records shall be made available at ROCKWELL’s principal place of business or if required by CHARAK be made available by RM at the principal place of business of the appropriate location of RM in USA to which this AGREEMENT relates.  Said books and records and the supporting data will be open at all reasonable times once per calendar year during normal business hours upon reasonable notice, for three (3) years following the end of the calendar year to which they pertain, to the inspection and audit by representatives of CHARAK for the purpose of verifying ROCKWELL’s compliance with any other aspects of this AGREEMENT, for example the correctness of statements/reports under Section 7.1.

8.2       The fees and expenses of CHARAK representatives performing such an examination will be borne by CHARAK.  However, if an error in underpaid amounts to CHARAK of more than five percent (5%) of the total amounts due in any given year is discovered, and such underpayment represents more than five thousand US dollars ($5000) in total for such year, then the fees and expenses of these representatives for that examination will be borne by ROCKWELL.

9.         TERM OF THE AGREEMENT

9.1       Unless otherwise terminated by the operation of law or by acts of the parties in accordance with the terms of this AGREEMENT, this AGREEMENT will be in force from the EFFECTIVE DATE until the later of February 1, 2034 or until other expiration or termination of a VALID CLAIM, whichever is later.

9.2       Any termination of this AGREEMENT shall not affect the rights and obligations set forth in the following articles:

Article 2	Definitions
Article 4	Sublicenses
Article 5	LICENSE FEES and SUBLICENSE FEES
Article 8	Books and Records
Article 9	TERM of the AGREEMENT
Article 11	Disposition of Licensed Products Upon Termination
Article 13	Representations and Warranties
Article 16	Notices
Article 18	Confidentiality
Article 21	Dispute Resolution, Applicable Law; Venue
Article 22	Indemnification

9.3       Any termination of this AGREEMENT will not relieve ROCKWELL of its obligation to pay any monies due or owing at the time of such termination and will not relieve any obligations, of either party to the other party, established prior to termination.

9.4       At expiration of the full unterminateed TERM of the AGREEMENT according to Section 9.1, the PARTIES rights to the CHARAK TECHNOLOGY and IMPROVEMENT PATENTS shall continue in accordance with the rights granted in Sections 5.2 and 5.4 and neither PARTY shall have any further obligations to the other party with regard to the licenses granted by this AGREEMENT; provided, however, that any residual payments due and owing pursuant to Sections 5.2 and 5.4 shall survive expiration or termination of this AGREEMENT.

10.       TERMINATION

10.1     CHARAK and DR. GUPTA may not terminate this AGREEMENT unless ROCKWELL should violate or fail to perform any material term of this AGREEMENT.  Neither CHARAK nor DR. GUPTA may independently terminate this AGREEMENT; a termination by CHARAK will also be deemed a TERMINATION by DR. GUPTA and a termination by DR. GUPTA will also be deemed a TERMINATION by CHARAK.

10.2     If any PARTY is in material breach of its obligations of this AGREEMENT, then the non-breaching PARTY may deliver notice of such breach to the other PARTY (“Notice of Dispute”). The allegedly breaching PARTY shall have up to 120 days (or 45 days in the case of any payment breach) to cure such breach from the receipt of the Notice of Dispute; provided, that if such breach is capable of being cured but cannot reasonably be cured within such 120-day period, the breaching PARTY may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such 120-day period and using reasonable efforts to pursue such actions. Subject to Section 10.3, if the allegedly breaching PARTY fails to cure that breach within the applicable period set forth above, then the PARTY originally delivering the Notice of Dispute may terminate the AGREEMENT on written notice of termination.

10.3     Any right to terminate shall be stayed and the applicable cure period tolled for the applicable negotiation and mediation periods only if, during such cure period, the PARTY alleged to have been in material breach shall have initiated dispute resolution procedures in accordance with Article 21. If a PARTY is then determined to be in material breach of such agreement, the non-breaching PARTY may terminate this AGREEMENT if the breaching PARTY fails to cure the breach within 30 days after the conclusion of the dispute resolution negotiation and mediation procedures (and such termination shall then be effective upon written notification from the notifying PARTY to the breaching PARTY).

10.4     In the event of a Termination by CHARAK under Section 10.3, ROCKWELL shall by operation of this Article automatically grant to CHARAK and/or CHARAK shall be entitled to: i) an irrevocable right of reference (for example under 21 CFR 314.3) with respect to any FDA filings or applications it possesses or might have made associated with any LICENSED PRODUCT; and ii) a reversion of any right to IMPROVEMENT PATENTS granted by CHARAK to ROCKWELL in accordance with Section 5.8.  Upon termination of this entire AGREEMENT by CHARAK by notice of default to ROCKWELL, ROCKWELL shall immediately and forthwith cease to use or enjoy the CHARAK TECHNOLOGY in any manner, other than ROCKWELL may SELL any already made LICENSED PRODUCTS subject to section 11.1.  Subject to the allowances otherwise set forth herein, it is specifically agreed that ROCKWELL shall not otherwise sell the LICENSED PRODUCTS.

10.5     ROCKWELL will have the right at any time to terminate this AGREEMENT by giving notice in writing to CHARAK and termination of this AGREEMENT will be effective ninety (90) days after the effective date of such notice.

10.6     In the event of a termination by ROCKWELL under Section 10.5, ROCKWELL shall by operation of this Article automatically grant to CHARAK and/or CHARAK shall be entitled to: i) an irrevocable right of reference (for example under 21 CFR 314.3) with respect to any FDA filings or applications ROCKWELL possesses or might have made associated with any LICENSED PRODUCT; and ii) a reversion of any right to IMPROVEMENT PATENTS granted by CHARAK to ROCKWELL in accordance with Section 5.8. Rockwell shall immediately and forthwith cease to use or enjoy the CHARAK TECHNOLOGY in any manner, other than ROCKWELL may SELL any already made LICENSED PRODUCTS subject to section 11.1. Subject to the allowances otherwise set forth herein, it is specifically agreed that ROCKWELL shall not otherwise sell the LICENSED PRODUCTS.

10.7     Any permissible termination of this Agreement or in law will not relieve ROCKWELL of any obligation or liability with regard to continuing obligation to pay License Fees, Royalties and Sublicense Fees as per Article 5 herein, or those accrued hereunder prior to such termination or rescind any legal and authorized action undertaken by ROCKWELL or any payments made to CHARAK hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of CHARAK arising under this AGREEMENT prior to such termination or those which survive prior termination or expiry.

11.       DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

11.1     Upon termination of this AGREEMENT, for a period of sixty (60) days after the date of termination ROCKWELL may SELL any made LICENSED PRODUCTS; provided, however, that all such SALES will be subject to the terms of this AGREEMENT including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon. Thereafter, ROCKWELL affirmatively covenants not to make, have made, sell, offer to sell or import any LICENSED PRODUCTS in the LICENSED TERRITORY or otherwise in any manner and in any mode and shall refrain from using or deriving any benefit from CHARAK TECHNOLOGY.

12.       PATENT PROSECUTION AND MAINTENANCE

12.1     All patent applications and patents under CHARAK PATENT RIGHTS will be held in the name of CHARAK.

12.2     CHARAK will have sole responsibility for retaining patent counsel.  CHARAK will diligently prosecute and maintain valid claims in the United States and foreign patent applications and patents under CHARAK PATENT RIGHTS.  CHARAK shall promptly provide ROCKWELL with copies of all relevant documentation so that ROCKWELL may be currently informed and apprised of the continuing prosecution and ROCKWELL agrees to keep this documentation confidential in accordance with this AGREEMENT. ROCKWELL may comment upon such documentation, provided, however, that if ROCKWELL has not commented upon such documentation in reasonable time for CHARAK to sufficiently consider ROCKWELL’s comments prior to the deadline for filing a response with the relevant government patent office, CHARAK will be free to respond appropriately without consideration of ROCKWELL’s comments. ROCKWELL and ROCKWELL’s patent counsel will have the right to consult and strategize with CHARAK’s patent counsel. ROCKWELL shall have the right to make final decisions as to what is done in each step in the course of prosecution and maintenance in all such cases, provided that ROCKWELL is not in arears with respect to reimbursement of CHARAK for PATENT FEES or any other payments due to CHARAK under this AGREEMENT.  In the event that CHARAK’s patent counsel and ROCKWELL’s patent counsel disagree with regard to an issue related to the prosecution or maintenance of a patent or patent application under this Section 12.2, either PARTY may commence a disagreement resolution negotiation consistent with Article 21.1, provided that the Negotiation Period shall be compressed to accommodate patent office deadlines.

12.3     CHARAK will use reasonable efforts to prepare or amend any patent application to include claims reasonably requested by ROCKWELL to protect the LICENSED PRODUCTS contemplated to be SOLD or to be practiced under this Agreement. ROCKWELL shall not directly or indirectly undertake or purport to undertake any communications with a foreign or domestic patent office regarding the CHARAK PATENT RIGHTS.

12.4     All costs, expenses and fees associated with any PATENT ACTION relating to the CHARAK PATENT RIGHTS (“PATENT FEES”) will be borne by ROCKWELL.  ROCKWELL’s obligation to underwrite and to pay all domestic and foreign patent filing, prosecution, and maintenance costs will continue for so long as this AGREEMENT remains in effect, subject to Section 12.5.  ROCKWELL agrees to reimburse CHARAK for PATENT FEES within thirty (30) days after receiving notice of such fees and copies of relevant invoices of counsel.

12.5     ROCKWELL may terminate its obligations and authority under Sections 12.2-12.4 with respect to any given patent application or patent in any or all designated countries upon three (3) months’ written notice to CHARAK.  CHARAK may, at its option, continue to prosecute such application at its sole discretion and expense.  However, unless this AGREEMENT is terminated according to Article 9, CHARAK’s rights to continue to prosecute patent a patent application in any country does not provide CHARAK any right to commercialize a LICENSED PRODUCT in such country in accordance with Section 6.3.

13.       REPRESENTATIONS AND WARRANTIES

13.1     CHARAK represents and warrants to ROCKWELL as follows: (a) that it is the sole and exclusive owner of the CHARAK PATENT RIGHTS and has the lawful right to grant this license; (b) CHARAK or DR. GUPTA have provided ROCKWELL with any all written notices (if any) received from any third parties, other than a patent office, either claiming infringement on such third party’s intellectual property rights or alleging that the CHARAK PATENT RIGHTS are invalid or unenforceable; (c) the patents and patent applications set forth on Appendix A hereto consist of all patents and patent applications owned or controlled by CHARAK or DR. GUPTA which relate to the LICENSED PRODDUCTS and the LICENSED FIELD OF USE; and (d) it does not own or control, directly or indirectly, any patents, patent applications, know-how, trade secrets or other intellectual property rights, other than those licensed to ROCKWELL under this AGREEMENT, that ROCKWELL may reasonably require or find useful in the manufacture, import, export, use and/or sale of LICENSED PRODUCTS.

13.2     CHARAK has not granted any third party rights (other than shop rights to Henry Ford Health Systems, Inc.) that would otherwise interfere or be inconsistent with ROCKWELL’s rights hereunder in any material respect, and there are no agreements or arrangements to which CHARAK or any of its AFFILIATES is a party relating to any LICENSED PRODUCT or any CHARAK PATENT RIGHT that would limit CHARAKs ability to grant the rights to ROCKWELL under this Agreement in any material respect; provided, however, that ROCKWELL expressly recognizes and accepts the pre-existing research allowance granted by CHARAK to HFHS as set forth in Section 2.10.

13.3     CHARAK will take reasonable precautions to preserve the confidentiality of all such aspects of CHARAK KNOW HOW which are subject to confidentiality allowances.

13.4     Except as set forth herein, this license and the associated CHARAK TECHNOLOGY are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED.  CHARAK MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, CHARAK PATENT RIGHTS, LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

13.5     IN NO EVENT WILL CHARAK BE LIABLE TO ROCKWELL FOR ANY INCIDENTAL, PUNATIVE, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ASSOCIATED WITH THIS AGREEMENT OR THE USE OF THE CHARAK PATENT RIGHTS OR LICENSED PRODUCTS OR CHARAK TECHNOLOGY.

13.6     Nothing in this AGREEMENT is or will be construed as:

(a)        A warranty or representation by CHARAK as to the validity, enforceability or scope of any CHARAK PATENT RIGHTS or CHARAK KNOW HOW; or

(b)        A warranty or representation that anything made, used, or SOLD under any license granted in this AGREEMENT is or will be free from infringement of patents of THIRD PARTIES; or

(c)        An obligation to bring or prosecute actions or suits against THIRD PARTIES for patent infringement, except as provided in Article 14.

13.7     Mutual Representations and Warranties: Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)        Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the law of the state in which it is incorporated.

(b)        Authorization and Enforcement of Obligations. Such Party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all the necessary corporate action on its part to authorize the execution and delivery of this Agreement and the Performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms. In particular RM warrants that it has authority to bind all RM AFFILIATES.

(c)        Consents. All necessary consents, approvals and authorizations of all governmental authorities and other THIRD PARTIES required to be obtained by such Party in connection with this Agreement have been obtained.

(d)        No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate applicable laws, and (ii) do not conflict with or constitute a default under any contractual obligation of such Party.

14.       PATENT INFRINGEMENT

14.1     In the event that either Party learns of the substantial infringement of any CHARAK PATENT RIGHT under this AGREEMENT, that Party will promptly provide the other Party with notice and reasonable evidence of such infringement (“Infringement Notice”).  Both Parties will use diligent efforts, in cooperation with each other, to terminate such infringement without litigation.

14.2     ROCKWELL shall have the right, but not the obligation, to institute, prosecute and control legal proceedings to prevent or restrain infringement or misappropriation of the CHARAK PATENT RIGHTS only with respect to infringing LICENSE PRODUCTS; and CHARAK agrees to join as a party to such legal proceedings as required.  CHARAK agrees to assist as reasonably requested in the prosecution of such legal proceedings. ROCKWELL shall reimburse CHARAK for all reasonable expenses incurred in providing such assistance to ROCKWELL. If CHARAK joins as a party to any suit initiated by ROCKWELL pursuant to this Section 14.2, CHARAK shall, provided there is no conflict of interest with ROCKWELL or any other supervening right of CHARAK which may be or likely to be in issue, be represented by counsel approved by ROCKWELL which shall not be unreasonably withheld or delayed.

14.3     In the event ROCKWELL decides that it will not institute proceedings to prevent or restrain such infringement or misappropriation, CHARAK shall have the right, but not the obligation to institute, prosecute and control legal proceedings to prevent or restrain such infringement utilizing counsel of its own choice, at its expense. ROCKWELL agrees to assist as reasonably requested in the prosecution of such legal proceedings. CHARAK shall reimburse ROCKWELL for all reasonable and documented expenses incurred in providing such assistance.

14.4     All recoveries for legal action will be allocated in the following order:  a) to each party reimbursement of the attorney’s costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; b) only to the extent the recovery is derived from a legal action under Section 14.2, any remaining amount recovered by ROCKWELL shall be considered SUBLICENSE INCOME of ROCKWELL subject to Section 5.4 of this AGREEMENT; and (c) any remaining amounts received from a legal action under Section 14.3 shall be kept solely by CHARAK.

14.5     Notwithstanding the provisions of Article 14, in the event that a declaratory judgment action or any other action alleging invalidity or non-infringement is filed by a THIRD PARTY or in the event that any counterclaim or response by an infringer in connection with an enforcement action undertaken by ROCKWELL pursuant to Article 14 is filed, ROCKWELL, at its initial option, shall have the rights, within thirty (30) days of notification of same, to assume defense of the action at ROCKWELL’s expense, provided that CHARAK may employ legal counsel to represent it and participate in any related legal proceedings to protect its interests, at its own expense.

15.       ASSIGNMENT

15.1     This AGREEMENT is binding upon and shall inure to the benefit of all parties, their successors and assigns.  This AGREEMENT is assignable by CHARAK only with the written consent of ROCKWELL. Nevertheless, ROCKWELL expressly consents to assignment of this Agreement by CHARAK to a THIRD PARTY in the context of single or series of related transactions associated with the sale, license, transfer or disposition of all or substantially all of the CHARAK PATENT RIGHTS to such THIRD PARTY unless such THIRD PARTY is not acceptable to ROCKWELL for bonafide business reasons not to be unreasonably asserted. Additionally, any transfer or assignment of this AGREEMENT to the legal heirs of DR. GUPTA shall be a permissible assignment.  ROCKWELL may only assign this AGREEMENT with the written consent of DR. GUPTA or CHARAK. Nevertheless, CHARAK expressly consents to assignment of this Agreement by ROCKWELL to a THIRD PARTY in the context of single or series of related transactions associated with the sale, license, transfer or disposition of all or substantially all of its rights related to CHARAK TECHNOLOGY AND LICENSED PRODUCTS to such THIRD PARTY unless such THIRD PARTY is not acceptable to CHARAK for bonafide business reasons not to be unreasonably asserted.

16.       NOTICES

16.1     All notices under this AGREEMENT will be deemed to have been fully given and effective when done in writing and delivered in person, or mailed by registered or certified U.S. mail, or deposited with a carrier service requiring signature by recipient, and addressed as follows:

To CHARAK and DR. GUPTA:

2505 Seascape Drive

Las Vegas, Nevada 89128

With a copy to:            James D. Boyle, Esq.

Holley Driggs Walch

400 South Fourth Street, Suite 300

Las Vegas, Nevada 89101

To ROCKWELL:        Rockwell Medical, Inc.

30142 Wixom Road

Wixom, Michigan 48393

Attn:  General Counsel or Secretary

Either party may change its address upon written notice to the other party.

17.       WAIVER

17.1     The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this AGREEMENT will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms and conditions of this AGREEMENT can be waived except by the written consent of the party waiving compliance.

18.       CONFIDENTIALITY

18.1     Each party will hold the other Party’s proprietary business and technical information, patent prosecution material and other proprietary information, including the negotiated terms of this AGREEMENT as well as all reports delivered hereunder, in confidence and against disclosure to third parties with at least the same degree of care as it exercises to protect its own INFORMATION and license AGREEMENTS of a similar nature.  This obligation will expire five (5) years after the termination or expiration of this AGREEMENT.

18.2     The obligations of confidentiality under Article 18.1 will not apply to the information or data which:

(a)        at the time of disclosure to a receiving Party is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving Party;

(b)        the receiving party can show by written record that it was in its possession prior to the time of disclosure to it hereunder and was not acquired directly or indirectly from the disclosing Party;

(c)        is independently made available to the receiving party without restrictions as a matter of right by a Third Party;

(d)        is subject to disclosure under the requirements of law, provided the disclosing party gives prior written notice to the other of such disclosure in sufficient time to allow the other Party to challenge the need for such disclosure or seek a protective order in the appropriate forum, or

(e)        is required to be disclosed in accordance with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, provided that the disclosing Party provides the other Party with sufficient opportunity to recommend redactions to the Agreement (to the extent that such redactions are permitted under applicable rules).

18.3     ROCKWELL and CHARAK agree to destroy or return to the disclosing party, at the disclosing party’s option proprietary information of  the other in its possession within fifteen (15) days after the TERM or earlier termination of this AGREEMENT.  However, each party may retain one copy of proprietary information of the other solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such proprietary information will be subject to the confidentiality provisions set forth in this Article 18.  ROCKWELL and CHARAK agree to provide each other, within thirty (30) days following termination of this AGREEMENT, with a written notice that proprietary information has been returned or destroyed as the case may be.

19.       FORCE MAJEURE

19.1     Except for ROCKWELL’s obligation to make any payments to CHARAK hereunder and provide supporting records etc, the parties to this AGREEMENT shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control and those which are not a result of the defaulting party’s making or negligence or contribution, including, without limitation, war, riots, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the parties’ respective obligations hereunder will resume.

20.       SEVERABILITY

20.1     The provisions of this AGREEMENT are severable, and in the event that any provision of this AGREEMENT will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

21.       DISPUTE RESOLUTION; APPLICABLE LAW; VENUE

21.1     In the event of a disagreement between the Parties that cannot be otherwise resolved either party may, or in the event of the allegedly breaching Party fails to cure that breach within the applicable period set forth in Section 9.2 the Parties shall, have such disageement or dispute referred to their respective senior officials designated below for attempted resolution by good faith in-person negotiations within sixty (60) days (“Negotiation Period”). Said designated senior officials are as follows: For ROCKWELL: Chief Executive Officer; For CHARAK: DR. GUPTA (or a designated senior executive with decision-making authority). In the event the designated senior officials are not able to resolve a dispute identified in a Notice of Dispute under Section 9.2, and after an in-person meeting within the sixty (60) day period, either Party may invoke the provisions of Section 21.2.

21.2     If a settlement under Section 21.1 is not achieved by the conclusion of the Negotiation Period, either Party may demand the dispute be submitted for resolution to mediation to occur at a mutually agreed upon location before a mutally agreed mediator within 60 days of said demand. Each party shall bear its own expenses for mediation other than the parties will share the cost of the mediator. The Parties reserve all rights to adjudicate any dispute not resolved by mediation.

21.3     THIS AGREEMENT WILL BE CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application under CHARAK PATENT RIGHTS will be determined by the applicable law of the country of such patent or patent application.  Any legal action brought by the parties relating to this AGREEMENT will be conducted in Delaware.

22.       INDEMNIFICATION

22.1     Indemnification by CHARAK. CHARAK shall defend, indemnify and hold ROCKWELL and its employees, officers, directors, consultants, and agents (“CHARAK INDEMNITIES”) harmless from any and against all losses, liabilities, damages, and expenses (including reasonable attorney’s fees) resulting from all claims, demands, actions, and other proceedings by any THIRD PARTY to the extent arising from CHARAK’s breach of any representation, warranty or covenant of CHARAK under this AGREEMENT or gross negligence or willful misconduct in the performance of its duties, obligations and permitted activities under this AGREEMENT; provided however that in all cases referred to in this Section 22.1, CHARAK shall have no liability to ROCKWELL for any losses to the extent such losses were caused by any items for which ROCKWELL is required to indemnify CHARAK pursuant to Section 22.2 of this AGREEMENT.

22.2     Indemnification by ROCKWELL. ROCKWELL shall defend, indemnify and hold DR. GUPTA, CHARAK, and their employees, officers, directors, consultants, and agents (“ROCKWELL INDEMNITIES”) harmless from any and against all losses, liabilities, damages, and expenses (including reasonable attorney’s fees) resulting from all claims, demands, actions, and other proceedings by any THIRD PARTY to the extent arising from ROCKWELL’s: i) breach of any representation, warranty or covenant of ROCKWELL under this AGREEMENT; ii) gross negligence or willful misconduct in the performance of its duties, obligations and permitted activities under this AGREEMENT; iii) developing making, using or selling LICENSED PRODUCTS; provided however that in all cases referred to in this Section 22.2, ROCKWELL shall have no liability to CHARAK or DR. GUPTA for any losses to the extent such losses were caused by any items for which CHARAK is required to indemnify ROCKWELL pursuant to Section 22.1 of this AGREEMENT.

22.3     In connection with any claim for which indemnification will be sought pursuant to Section 22.1 or 22.2 of this AGREEMENT, each Party shall (i) give the other Party prompt written notice of a covered claim (including copy thereof) served upon it or sent to it; and (ii) shall (and shall procure that its SUBLICENSEES) fully cooperate with and comply with all reasonable requests of the other Party and its legal representatives in the investigation, of any matter concerning the covered claim, provided, however, that failure to promptly notify the other Party of a covered claim will not relieve the other Party of its indemnification obligations under Sections 22.1 or 22.2 of this AGREEMENT unless to the extent the other Party is actually prejudiced thereby.

23.       ELECTRONIC COPY

23.1     The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used.  The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT in duplicate originals by their duly authorized officers or representatives.

CHARAK, LLC			ROCKWELL MEDICAL, INC.

By		/s/ Ajay Gupta	By		/s/ Benjamin Wolin
	Name:	Ajay Gupta		Name:	Benjamin Wolin
	Title:	Manager		Title:	Chairman
	Date:	October 7, 2018		Date:	October 7, 2018

DR. AJAY GUPTA

/s/ Ajay Gupta
Date: October 7, 2018

APPENDIX A

Country	Application No	Patent No	Filing Date	Issue Date
United States	09/341,032	6,779,468	12/30/1997	8/24/04
United States	61/759531		2/1/2013
PCT	PCT/US/14341		2/1/2014
China	201480003130.9	201480003130.9	2/1/2014	4/12/2017
Hong Kong	16103233.3	HK1215185	2/1/2014	4/27/2018
TAIWAN	103103727		2/5/2014
United States	14/765111		02/01/2014
United States	15/809734		11/10/2017
AUSTRALIA	2014212127		02/01/2014
BAHRAIN	BP104/2015		02/01/2014
BRAZIL	R112015018549-5		02/01/2014
CANADA	2900043		02/01/2014
CHINA	201710166250.60		02/01/2014
CHILE	02171-2015		02/01/2014
COLOMBIA	15-204878		02/01/2014
EGYPT	PCT1202/2015		02/01/2014
EURASIAN PATENT OFFICE	201591424		02/01/2014
EUROPEAN PATENT OFFICE	2014704273.3		02/01/2014
HONG KONG	18101347.80		02/01/2014
INDIA	7473/DELNP/2015		02/01/2014
INDONESIA	P00201505335		02/01/2014
ISRAEL	240257		02/01/2014
JAPAN	2015-556190		02/01/2014
MALAYSIA	PI2015001927		02/01/2014
MEXICO	A/2015/009968		02/01/2014
NEW ZEALAND	710691		02/01/2014
NICARAGUA	2015-000100		02/01/2014
OMAN	OM/P/2015/00188		02/01/2014

PERU	001600-2015/DIN	02/01/2014
PHILIPPINES	1-2015-501708	02/01/2014
QATAR	QA/201508/00325	02/01/2014
SAUDI ARABIA	515360842	02/01/2014
SINGAPORE	11201506022V	02/01/2014
SOUTH AFRICA	2015/06364	02/01/2014
SOUTH KOREA	10-2015-7022737	02/01/2014
THAILAND	1501004360	02/01/2014
UKRAINE	A201508444	02/01/2014
UNITED ARAB EMIRATES	973/2015	02/01/2014
VIETNAM	1-2015-03205	02/01/2014